AMERICAN FINANCIAL
REALTY TRUST

FOR IMMEDIATE RELEASE:

AT THE COMPANY Muriel Lange Investor Relations (215) 887-2280 Email: mlange@afrt.com	Anthony J. DeFazio Media Relations (215) 887-2280 X2919 adefazio@afrt.com

American Financial Realty Trust Announces Acquisition of
Fireman’s Fund Headquarters

AFR Initiates Long Term Lease Relationship with
Fireman’s Fund Insurance Company

JENKINTOWN, Pa., August 8, 2005 – American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that it has completed its previously announced acquisition under its “Landlord of Choice” program of a three-building Class A office complex aggregating more than 700,000 square feet on approximately 64 acres from a financial institution for a gross purchase price of approximately $283.5 million, including transaction-related expenses. The Company is pleased to announce that the property, located in Novato, California, is the national headquarters for Fireman’s Fund Insurance Company and that Fireman’s Fund will continue to lease 100% of this property on a net lease basis through November 2018. The Company anticipates an average capitalization rate (average revenues over the remaining term of the Fireman’s Fund lease less operating expenses divided by the gross purchase price) of 7.82% based on the projected cash flows under the existing lease. Fireman’s Fund is rated “A” by Standard & Poor’s. The Company financed the transaction with funds generated from its recent equity offering, advances under the Company’s secured credit facility and approximately $191 million in secured indebtedness at an effective fixed interest rate of approximately 5.27% net of hedging activities.

“This acquisition demonstrates AFR’s commitment to acquiring strategic assets occupied by high credit-quality, institutional tenants. For Fireman’s Fund, our Landlord of Choice program provides the best solution to its real estate needs,” said Nicholas S. Schorsch, president and chief executive officer. He added, “We look forward to developing a long-standing relationship with Fireman’s Fund.”

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “expects,” “anticipates,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical information. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks and uncertainties which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These risks and uncertainties include the risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and include, without limitation, changes in general economic conditions and the extent of any tenant bankruptcies and insolvencies; the Company’s ability to maintain and increase occupancy; the Company’s ability to timely lease or re-lease space at anticipated net effective rents; the cost and availability of debt and equity financing; and the Company’s ability to acquire and dispose of certain of its assets from time to time on acceptable terms. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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